EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Investor Relations
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS FOURTH QUARTER
AND YEAR-END 2009 RESULTS
SAN DIEGO, February 3, 2010 — Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today announced its financial results for the fourth quarter and year ended December 31, 2009. For the three months ended December 31, 2009, the Company reported a net loss of $7.9 million or $0.20 loss per share compared to a net loss of $28.9 million or $0.75 loss per share for the same period last year. For the year ended December 31, 2009, the Company had a net loss of $51.0 million or $1.30 loss per share compared to a net loss of $88.6 million or $2.30 loss per share in 2008. The decrease in net loss is primarily the result of cost control measures throughout 2009.
Revenues for the fourth quarter of 2009 and 2008 were $0.7 million. Revenues for the year ended December 31, 2009 were $3.0 million compared with $4.0 million for 2008. The decrease in revenues for the year ended December 31, 2009 is primarily due to a $1.0 million milestone recognized during 2008. The Company recognized $2.9 million in license fee revenue from Dainippon Sumitomo Pharma Co., Ltd. during both 2009 and 2008.
Research and development expenses were $6.8 million in the fourth quarter of 2009 compared to $11.9 million for the fourth quarter of 2008. For the year ended December 31, 2009, research and development expenses were $35.8 million compared to $55.3 million last year. The decrease in research and development expenses is primarily due to cost savings from our 2009 restructuring and decreasing external clinical development expenses related to the elagolix program. Personnel costs decreased from 2008 to 2009 by $5.8 million and external development spending decreased by $9.4 million for the same period.
General and administrative expenses were $2.8 million for the fourth quarter 2009 compared with $3.8 million for the same period in 2008. For the year ended December 31, 2009 general and administrative expenditures totaled $14.8 million compared to $20.2 million in 2008. The decrease in quarterly and year-to-date general and administrative expenses is primarily due to cost savings arising from our restructuring during 2009 and ongoing cost control measures throughout 2009. The Company also incurred a $6.0 million cease use charge during 2009 related to reducing its obligation on its leased buildings.
Other income increased to $2.6 million for the year ended December 31, 2009 compared to other expense of $1.3 million in the previous year. This $3.9 million change is primarily due to the accounting for rental payments which were a component of other expense in

2008 and in 2009 were classified as operating expenses as a result of the Company forfeiting its repurchase rights to their campus.
The Company’s balance sheet at December 31, 2009 reflected total assets of $70.8 million including cash and investments of $59.9 million and no long-term debt.
“2009 was a year of much progress for our clinical and research programs at Neurocrine.” said Kevin C. Gorman, President and Chief Executive Officer of Neurocrine Biosciences. “Elagolix treated its 900th subject this year and continues to provide women with relief of endometriosis symptoms coupled with an excellent safety and tolerability profile. Our VMAT2 inhibitor for movement disorders entered the clinic in 2009 and successfully completed a single dose phase I trial; we plan to have this compound Phase II ready by year end 2010. Additionally, our research team continues to identify novel compounds to fill the pipeline.”
2010 Financial Guidance
Exclusive of any new partnering agreements, the Company expects to have a cash burn in 2010 of approximately $40-$45 million. This projected burn includes all the activities necessary for completion of the Phase II program for elagolix, the end of Phase II meeting with the FDA, the Special Protocol Assessment for the Phase III elagolix program, and the planned VMAT2 activities.
Pipeline Highlights
Elagolix Update
Enrollment in the Daisy PETAL Study (0901) has been completed. The baseline data collected during the month prior to randomization indicate that the modified daily non-menstrual pain scale reflects a wider dynamic range of pain scores which was lacking in the previous version of the daily non-menstrual pelvic pain scale. This avoids the statistical “floor effect” and should allow for detection of treatment difference between elagolix and placebo for non-menstrual pain in the study population.
The mean baseline score using the previous scale in the Lilac PETAL Study (0702) was 0.83 (using the 0-3 scale on non-menstrual days), while preliminary Daisy PETAL Study data with the modified scale demonstrate a mean baseline score of approximately 1.4 (using the 0-3 scale on non-menstrual days), and nearly half of the non-menstrual days in the Daisy PETAL study are rated as moderate or severe. The Company expects top-line data from the Daisy PETAL Study in May 2010.
“We are very pleased with the performance of the non-menstrual pain scale in the 0901 study so far,” said Chris O’Brien, Chief Medical Officer. “The baseline characteristics of these subjects are in a range that will allow for appropriate statistical assessment of treatment effects. The preliminary non-menstrual pain mean score of 1.4 reflects that nearly half of the non-menstrual days are rated by subjects as either moderate or severe.

The dynamic range of the modified scale more closely matches how women suffer from endometriosis.”
Urocortin 2 Update
The Christchurch Cardioendocrine Research Group at University of Otago, Christchurch School of Medicine and Health Sciences, New Zealand, in collaboration with the Company, has begun a pilot study of urocortin 2 in patients with Acute Decompensated Heart Failure.
Additionally, urocortin 2 studies are to be conducted by the Centre for Cardiovascular Sciences at The University of Edinburgh through a British Heart Foundation grant. Nine studies will be conducted in both healthy volunteers and patients with stable congestive heart failure to determine the impact of urocortin 2 infusions on biomarkers of cardiovascular function and dysfunction. The Edinburgh studies are anticipated to begin in early 2010.
VMAT2 Update
During 2009, the Company’s VMAT2 inhibitor completed a Phase I single ascending dose clinical trial in healthy male volunteers in Canada under an approved Clinical Trial Application with Health Canada. The next step in the VMAT2 development program is to complete a multiple, repeated dose Phase I study in healthy male volunteers, and then file an Investigational New Drug application in the United States with the express purpose of initiating the proof-of-concept study in patients with tardive dyskinesia in late 2010.
Corticotropin Releasing Factor (CRF1) Receptor Antagonists Update
The CRF collaboration between Neurocrine and GlaxoSmithKline (GSK) has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for mood disorders and irritable bowel syndrome.
GSK is running a multicenter randomized, double-blind, placebo-controlled trial designed to assess the safety and efficacy of 561679 in approximately 150 subjects with Major Depressive Disorder over six weeks of treatment. This study is scheduled to complete the treatment phase in mid-2010, with top-line results available thereafter.
Additionally, Emory University of Atlanta and Mt. Sinai Medical Center in New York, in conjunction with GSK, have recently initiated a second Phase II clinical trial evaluating 561679 in women with post-traumatic stress disorder. This study is a randomized, double-blind, placebo-controlled trial which is expected to enroll approximately 150 patients for a six-week treatment period and is expected to take several years to complete.
Conference Call and Webcast Today at 5:00 PM Eastern Time
Neurocrine will hold a live conference call and webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants can access the live conference call by dialing 1-800-

894-5910 (US) or 785-424-1052 (International) using the conference ID: 7NBIX. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com.
If you are unable to attend the webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the conference call will be available approximately one hour after the conclusion of the call by dialing 1-800-839-5484 (US) or 402-220-1522 (International) using the conference ID: 7NBIX. The call will be archived for two weeks.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, benign prostatic hyperplasia (BPH), irritable bowel syndrome and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program, R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include risk that the elagolix clinical trials will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to Phase III clinical trials; and risks associated with the Company’s dependence on corporate collaborators for Phase III development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the Company’s R & D pipeline including risk that the Company’s clinical candidates will not be found to be safe and effective; risk that the Company’s urocortin 2 and VMAT2 clinical candidates will not proceed to later stage clinical trials; risk that the CRF1 receptor antagonists being developed in collaboration with GSK will not proceed to later stage clinical trials and risk that the Company’s research programs will not identify pre-clinical candidates for further development. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended September 30, 2009. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues:
Sponsored research and development	$11	$—	$34	$47
License fees and milestones	729	729	2,919	3,919
Grant Revenue	—	—	—	9

Total revenues	740	729	2,953	3,975

Operating expenses:
Research and development	6,753	11,885	35,810	55,291
General and administrative	2,841	3,817	14,829	20,240
Cease-use expense	126	15,742	5,984	15,742

Total operating expenses	9,720	31,444	56,623	91,273
Loss from operations	(8,980)	(30,715)	(53,670)	(87,298)

Other income and (expenses):
Gain on sale of fixed assets	810	3,486	3,626	3,570
Other income and (expense), net	254	(1,625)	(994)	(4,885)

Total other income and (expense)	1,064	1,861	2,632	(1,315)

Net loss	$(7,916)	$(28,854)	$(51,038)	$(88,613)

Net loss per common share:
Basic and diluted	$(0.20)	$(0.75)	$(1.30)	$(2.30)

Shares used in the calculation of net loss per common share:
Basic and diluted	39,727	38,599	39,137	38,449

NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)
Cash, cash equivalents and marketable securities	$53,464	$80,473
Other current assets	1,923	950

Total current assets	55,387	81,423

Property and equipment, net	2,695	6,191
Long-term investments	6,411	21,057
Restricted cash	6,325	6,409
Other non-current assets	—	3,102

Total assets	$70,818	$118,182

Current liabilities	$19,961	$26,094
Long-term liabilities	46,903	55,314
Stockholders’ equity	3,954	36,774

Total liabilities and stockholders’ equity	$70,818	$118,182